Exhibit 99.1

IN8bio Reports First Quarter 2025 Financial Results and Recent Business Highlights

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Phase 1 clinical data of INB-100 continues to demonstrate long-term durable remissions, with 100% of treated Acute Myeloid Leukemia (AML) patients remaining relapse-free with median follow-up of 20.1 months as of January 17, 2025, as presented at the 2025 Transplantation & Cellular Therapy (TCT) Meetings
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On May 1st, 2025, we celebrated the 5th anniversary of the first patient ever treated with a gamma-delta T cell therapy being developed by IN8bio. This older patient with complex AML and multiple genetic abnormalities was treated with INB-100 and remains alive and in remission today
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Presented new data on INB-600, a next-generation gamma-delta T cell engager (TCE) platform at the American Association for Cancer Research (AACR) 2025 Annual Meeting with potential applications across both oncology and autoimmune diseases
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Continued operational execution with strategic focus on meaningful data milestones including an upcoming oral presentation of INB-200 at the American Society of Clinical Oncology (ASCO) 2025 Annual Meeting
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Raised aggregate net proceeds of approximately $4.1 million from the sale of common stock under the ATM and exercise of warrants in 1Q25

NEW YORK, May 07, 2025 -- IN8bio, Inc. (Nasdaq: INAB), a clinical-stage biopharmaceutical company developing innovative gamma-delta T cell therapies, today reported financial results and business highlights for the first quarter ended March 31, 2025 and recent corporate highlights.

“IN8bio stands at the forefront of gamma-delta T cell innovation, pioneering transformative therapies for cancer patients with urgent unmet needs. Driven by our commitment to scientific excellence, we are advancing our mission of Cancer ZeroTM with elegant, cutting-edge approaches. Our clinical data showcases robust activity, delivering extended progression-free survival and a unique safety profile across challenging cancers to date. As the biopharmaceutical industry excitedly embraces novel T cell engagers, IN8bio is once again redefining the landscape with our innovative INB-600 TCE platform. The preclinical data unveiled at AACR represents a leap forward,” said William Ho, CEO & co-founder, IN8bio. “Harnessing our deep expertise, we’ve engineered a breakthrough technology that achieves picomolar potency, enhances immune surveillance, and potentially mitigates some of the safety risks associated with conventional CD3-targeted TCEs. We’re excited to advance this platform into both oncology and autoimmune indications and continue building a differentiated pipeline that promises to reshape the future of medicine.”

Corporate Highlights and Recent Developments

Expanded Pipeline with INB-600 Gamma-Delta T Cell Engager Platform

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Presented new preclinical data at the 2025 American Association for Cancer Research (AACR) Annual Meeting highlighting the INB-600 platform, including lead candidates INB-619 (targeting CD19) and INB-633 (targeting CD33).
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Preclinical studies demonstrated strong, antigen-specific cytotoxicity against leukemia cells and primary B cells with minimal inflammatory cytokine release, potentially addressing key limitations of conventional CD3-based TCEs.
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INB-600 TCE platform significantly expands both Vδ1+ and Vδ2+ subsets to address the reduced cell counts that have limited earlier γδ TCE therapies in cancer patients.
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Targeted B cell elimination (INB-619) highlights potential applications in B cell–driven autoimmune diseases as well as oncology indications.

Demonstrated Additional Clinical Progress Across Gamma-Delta T Cell Therapy Pipeline

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Presented Positive Phase 1 data (February 2025) for INB-100 (Allogeneic Gamma-Delta T Cell Therapy for High-Risk AML and Leukemias) at the 2025 Transplantation & Cellular Therapy (TCT) Annual Meeting showing durable remissions, with 100% of treated AML patients remaining relapse-free with 20.1 month median follow-up as of January 17, 2025.
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Observed a favorable safety profile, with no cases of cytokine release syndrome (CRS) or neurotoxicity (ICANs) reported to date.
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1-Year Survival Rates Exceeded Real-World Control Groups: The 1-year progression-free survival (PFS) rate across all leukemia patients is 90.9% and 1-year overall survival (OS) is 100%, outperforming comparative real-world historical control data obtained from both the Center for International Blood & Marrow Transplant Research (CIBMTR) and from the University of Kansas Cancer Center.

Participation at Immuno-Oncology 360° (IO360°) Conference

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William Ho, Chief Executive Officer and co-founder of IN8bio, Co-Chaired Day 2 of the Immuno-Oncology 360° (IO360°) Conference on March 25, 2025, delivering opening remarks, leading the “State of the IO Market, Investments and Deals Plenary” session, and presenting on the promise of gamma-delta T cell engagers for oncology and autoimmune diseases, including INB-619.

Upcoming Anticipated Pipeline Milestones and Events

American Society of Clinical Oncology (ASCO) 2025 Annual Meeting (May 30, 2025):

Upcoming oral presentation: "INB-200: Phase 1 Study of Gene-Modified Autologous Gamma-Delta (γδ) T Cells in Newly Diagnosed Glioblastoma Multiforme (GBM) Patients

Receiving Maintenance Temozolomide (TMZ)" will present updated clinical data from IN8bio’s Phase 1 trial of INB-200. The data will be featured in the Central Nervous System Tumors Oral Abstract Session.

International Society for Cell & Gene Therapy (ISCT) 2025 Annual Meeting (May 9, 2025):

Upcoming oral presentation: "From Donor to Therapy: How Robust Manufacturing Shapes the TCR Repertoire and Cytotoxic Power of Donor-Derived Allogeneic ex vivo Expanded and Activated γδ T Cell Products" will highlight the power of the company’s gamma-delta T cell manufacturing platform. The data will demonstrate the TCR diversity, genomic profiling and cytotoxic function of donor-derived clinical gamma-delta T cell therapies. Mariska ter Haak, Senior Director, Analytical Development at IN8bio, will present during the Oral Abstract Session – Immunotherapy.

Poster Presentation: “Selection and Implementation of the Electronic Quality Management System for High Complexity Clinical Stage Cellular Therapy Company.” This will be presented by Guoling Chen, Senior Director, Quality Operations.

American Society of Gene & Cell Therapy (ASGCT) 2025 Annual Meeting (May 17, 2025):

Upcoming oral presentation: "Decoding the Molecular Signature of Expanded Gamma Delta T Cell Products; TCR and Immune Gene Expression from Allogeneic Derived Products" will present new data characterizing the TCR repertoire and immune gene expression profiles of IN8bio’s clinical expanded gamma-delta T cell products. This data will show the robustness and reproducibility of the in-house developed manufacturing platform at IN8bio. Mariska ter Haak, Senior Director, Analytical Development, will deliver the presentation at the New Orleans Ernest N. Morial Convention Center.

Poster Presentation: “INB-600: A Novel T Cell Engager Platform Specific for gamma-delta (γδ) T cells” will demonstrate the use of the novel CD19 γδ TCE for driving deep B cell depletion and potential application in autoimmune disease including Lupus. This will be presented by Lawrence Lamb, Ph.D., Co-Founder and Chief Scientific Officer.

First Quarter 2025 Financial Highlights

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Research and Development (R&D) expenses: R&D expenses were $3.0 million for the three months ended March 31, 2025, compared with $4.9 million in the prior year. These amounts include non-cash items such as stock-based compensation (SBC) and depreciation. The change was primarily due to decreased but some remaining clinical trial-related activities for the INB-400 program and a decrease in personnel-related costs, in each case as a result of the Company’s pipeline prioritization announced in September 2024.
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General and administrative (G&A) expenses: G&A expenses were $2.7 million for the three months ended March 31, 2025, compared with $3.7 million for the comparable prior year period. These amounts include non-cash items such as SBC and depreciation. The change was primarily due to cost savings related to personnel-related costs, director and officer insurance premiums and professional services.
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Net loss: The company reported a net loss of $5.6 million, or $0.07 per basic and diluted common share, for the three months ended March 31, 2025, compared with a net loss of $8.6 million, or $0.20 per basic and diluted common share, for the comparable prior year period.
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Cash position: As of March 31, 2025, the Company had cash of $11.9 million, compared with $13.0 million for the comparable prior year. Subsequently, in April 2025, the Company received aggregate gross proceeds of $1.9 million from the exercise of its Series A and Series B common stock warrants.

About IN8bio

IN8bio is a clinical-stage biopharmaceutical company developing gamma-delta T cell-based immunotherapies for cancer patients. Gamma-delta T cells are a specialized population of T cells that possess unique properties, including the ability to differentiate between healthy and diseased tissue. The company’s lead program, INB-100, is focused on AML evaluating haplo-matched allogeneic gamma-delta T cells given to patients following a hematopoietic stem cell transplant. The company is also evaluating autologous DeltEx DRI gamma-delta T cells, in combination with standard of care, for glioblastoma, and advancing novel gamma-delta TCEs for potential oncology and autoimmune indications. For more information about IN8bio, visit www.IN8bio.com.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the ability of IN8bio’s INB-600 TCE platform to (i) be applicable across both oncology and autoimmune indications, (ii) demonstrate consistent results in future clinical trials, (iii) offer a more precise and powerful method of mobilizing the immune system against cancer cells; IN8bio’s ability to advance its INB-600 platform; INB-100’s continued ability to (a) demonstrate long-term durable remissions, (b) avoid cases of CRS and/or ICANs and (c) outperform real-world historical controls; the strength of IN8bio’s manufacturing platform; IN8bio’s ability to achieve other anticipated milestones, including expected presentations and data readouts from its trials and advancement of clinical development plans; and other statements that are not historical fact. IN8bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: risks to site initiation, clinical trial commencement, patient enrollment and follow-up, as well as IN8bio’s ability to meet anticipated deadlines and milestones; uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of IN8bio’s product candidates; the risk that IN8bio may be unable to raise additional capital and could be forced to delay, further reduce or to explore other strategic options for certain of our development programs, or even terminate its operations; IN8bio’s ability to continue to operate as a going concern; the risk that IN8bio may not realize the intended benefits of its DeltEx platform; availability and timing of results from preclinical studies and clinical trials; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that trials and studies may be delayed and may not have satisfactory outcomes; potential adverse effects arising from the testing or use of IN8bio’s product candidates; the uncertainty of regulatory approvals to conduct trials or to market products; IN8bio’s reliance on third parties, including licensors and clinical research organizations; and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, are described in greater detail in the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2025, as well as in other filings IN8bio may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and IN8bio expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

IN8BIO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,
	2025	December 31,
	(unaudited)	2024
Assets
Current assets
Cash	$11,888	$11,120
Prepaid expenses and other current assets	837	1,458
Total Current Assets	12,725	12,578
Non-current assets
Property and equipment, net	2,602	2,858
Restricted cash	269	266
Right-of-use assets - finance leases	828	1,068
Right-of-use assets - operating leases	3,170	3,899
Other non-current assets	275	275
Total Non-Current Assets	7,144	8,366
Total Assets	$19,869	$20,944
Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$575	$389
Accrued expenses and other current liabilities	1,145	1,047
Short-term finance lease liability	576	694
Short-term operating lease liability	661	953
Total Current Liabilities	2,957	3,083
Long-term finance lease liability	189	295
Long-term operating lease liability	2,846	3,088
Total Non-Current Liabilities	3,035	3,383
Total Liabilities	5,992	6,466
Stockholders' Equity
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized at March 31, 2025 and December 31, 2024. No shares issued and outstanding	—	—
Common stock, par value $0.0001 per share; 490,000,000 shares authorized at March 31, 2025 and December 31, 2024; 81,258,763 and 72,483,253 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	8	7
Additional paid-in capital	141,075	136,127
Accumulated deficit	(127,206)	(121,656)
Total Stockholders' Equity	13,877	14,478
Total Liabilities and Stockholders' Equity	$19,869	$20,944

IN8BIO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$2,972	$4,903
General and administrative	2,688	3,742
Total operating expenses	5,660	8,645
Interest income	110	83
Loss from operations	(5,550)	(8,562)
Net loss	$(5,550)	$(8,562)
Net loss per share – basic and diluted	$(0.07)	$(0.20)
Weighted-average number of shares used in computing net loss per common share – basic and diluted	83,482,125	43,287,325

Investors & Company Contacts:

IN8bio, Inc.

Patrick McCall

646.933.5603

pfmccall@IN8bio.com

Media Contact

Kimberly Ha

KKH Advisors

917.291.5744

kimberly.ha@kkhadvisors.com

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